Exhibit 99.1

FOR IMMEDIATE RELEASE		October 29, 2009
Media Contact:	Alan Bunnell, (602) 250-3376	Page 1 of 5
Analyst Contact:	Rebecca Hickman, (602) 250-5668
Web site:	www.pinnaclewest.com
PINNACLE WEST REPORTS IMPROVED THIRD-QUARTER RESULTS
•	Quarterly on-going earnings improve

•	Company remains focused on regulatory settlement for benefit of customers and other stakeholders
PHOENIX — Pinnacle West Capital Corp. (NYSE: PNW) today reported consolidated net income attributable to common shareholders of $186.7 million, or $1.84 per diluted share of common stock, for the quarter ended September 30, 2009. This result compares with $151.6 million, or $1.50 per diluted share, for the same period in 2008.
The Company’s on-going consolidated earnings in the 2009 third quarter were $199.1 million, or $1.96 per share, compared with $161.1million, or $1.59 per share, in the comparable 2008 quarter. On-going earnings for both quarters exclude results for the Company’s real estate segment, which is being restructured through the sale of a substantial majority of its properties. A reconciliation of our reported earnings to on-going earnings is provided at the end of this release.
The 2009 third-quarter on-going results were positively impacted by the following factors:
•	Improved mark-to-market valuations of fuel contracts as a result of favorable changes in commodity market prices contributed $0.22 per share to the quarterly earnings comparison.
•	Higher revenues resulting from retail rate increases implemented in 2009 improved earnings by $0.17 per share. Of this amount, $0.13 is related to interim retail rates implemented in January. The balance is attributable to a retail transmission rate increase implemented in early August.
•	Operations and maintenance expenses were lower by $0.08 per share, primarily due to cost savings and efficiency efforts.
•	Warmer weather — which included the hottest month ever recorded in Arizona — improved the Company’s earnings by $0.05 per share. The average temperature for July was 98.4 degrees, which includes the morning lows and afternoon highs. The previous record was 97.6 degrees, set in July 2003. Further, in the 2009 third quarter, there were 2,721 cooling degree-days (a proxy for the effects of weather) — 5.2 percent more than normal and 7.4 percent more than the year-ago quarter.

PINNACLE WEST 2009 THIRD QUARTER RESULTS	October 29, 2009 Page 2 of 5
These positive factors were offset in part by the following items:
•	Costs related to various infrastructure additions and upgrades to APS’ distribution and transmission facilities, as well as existing fossil and nuclear generating plants, decreased earnings by $0.14 a share. The cost increases included interest expense, net of capitalized financing costs, of $0.09 per share; property taxes of $0.03 a share; and depreciation and amortization expenses of $0.02 per share.
•	A net decrease in kilowatt-hour sales, excluding the effects of weather, reduced earnings by $0.04 per share. The decrease was primarily related to reduced consumption by commercial and industrial customers as a result of the current economic slowdown and the Company’s energy efficiency programs. Total retail electricity sales, on a weather-normalized basis, decreased 1.3 percent in the third quarter of 2009 compared to the 2008 period. Excluding the effects of weather, the average APS business customer used 2.5 percent less electricity during the period than the same period a year ago, while the average residential customer consumed about 1.4 percent less.

The net decrease in kilowatt-hour sales, however, was offset partially by customer growth in both the residential and business customer sectors. The average number of residential and business electric customers increased by 0.5 percent and 0.8 percent, respectively, in the 2009 third quarter compared with the year-earlier quarter.
Looking forward, the Company expects customer growth to average about 1 percent annually through 2011. Additionally, weather-normalized sales are expected to remain relatively flat through 2011 on a year-over-year comparison, due to the effects of APS’ energy efficiency programs, and cyclical business conditions related to Arizona’s housing market and the national economy.
“I am pleased with the third-quarter results from an operational perspective,” said Pinnacle West Chairman Don Brandt. “In these challenging economic times, we remain keenly focused on controlling costs to help keep customer rates as low as possible, while providing clean, reliable and cost-effective electricity to power the State’s energy needs.
“Additionally, we and our customers benefited from strong performance at the Palo Verde Nuclear Generating Station, which operated at full capacity throughout the quarter and generated its highest-ever summer production of about 11.5 million megawatt-hours of electricity.”

PINNACLE WEST 2009 THIRD QUARTER RESULTS	October 29, 2009 Page 3 of 5
Brandt added that Arizona Public Service Co. (APS) continues to develop programs that ensure clean energy sources and help customers use electricity more efficiently. “The ability to carry these programs forward and pay for them depends on positive outcomes in our proposed retail regulatory settlement,” he said. “If approved as proposed, the settlement will increase our electricity prices by less than 1 percent over current rates for an average residential customer, and will provide significant benefits to customers, shareholders and other stakeholders, alike.” The net price increase would reflect an early reset under the power supply adjustment mechanism, decreasing rates for fuel and purchased power.
For the third quarter of 2009, APS reported net income of $197.1 million, compared with net income of $159.8 million for the same period a year ago.
Real Estate Segment
Pinnacle West’s real estate segment reported a net loss of $12.4 million for the third quarter of 2009, compared with a net loss of $6.0 million in the prior-year period. The loss was related to additional real estate impairment charges totaling $22.6 million in the 2009 period, partially offset by the sale of certain real estate assets. The Company’s real estate subsidiary, SunCor Development Co., continues to pursue the sale of its remaining assets.
2009 and 2010 On-going Earnings Outlooks Unchanged
The Company continues to estimate its on-going consolidated earnings for 2009 will be within a reasonable range around $2.30 per share, excluding the results of its real estate segment.
For 2010, the Company continues to estimate its on-going consolidated earnings will be within a reasonable range around $3.00 per share, excluding the impacts of its real estate segment.
The Company’s earnings forecasts are subject to numerous risks, including those described under “Forward-Looking Statements” below and under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.
Conference Call and Web Cast
Pinnacle West invites interested parties to listen to the live web cast of management’s conference call to discuss the Company’s 2009 third-quarter earnings and recent developments at 12 noon (ET) today, October 29. The web cast can be accessed at www.pinnaclewest.com/presentations and will be available for replay on the web site for 30 days. To access the live conference call by telephone, dial (877) 356-3961 and enter Conference ID 16246283. A replay of the call also will be available until 11:55 p.m. (ET), Friday, November 6, 2009, by calling (800) 642-1687 in the U.S. and Canada or (706) 645-9291 internationally and entering the same Conference ID number as above.

PINNACLE WEST 2009 THIRD QUARTER RESULTS	October 29, 2009 Page 4 of 5
General Information
Pinnacle West is a Phoenix-based company with consolidated assets of about $11.8 billion. Through its subsidiaries, the Company generates, sells and delivers electricity and sells energy-related products and services to retail and wholesale customers in the western United States.
Dollar amounts in this news release are after income taxes. Earnings per share amounts are based on average diluted common shares outstanding. For more information on Pinnacle West’s operating statistics and earnings, please visit www.pinnaclewest.com/investors.
PINNACLE WEST CAPITAL CORPORATION
ARIZONA PUBLIC SERVICE COMPANY
NON-GAAP FINANCIAL MEASURE RECONCILIATION
NET INCOME ATTRIBUTABLE TO COMMON SHAREHOLDERS
(GAAP MEASURE) TO ON-GOING EARNINGS (NON-GAAP FINANCIAL MEASURE)

	Three Months Ended		Three Months Ended
	September 30, 2009		September 30, 2008
	$ in	Diluted	$ in	Diluted
	Millions	EPS	Millions	EPS
PINNACLE WEST CAPITAL CORPORATION
Net Income attributable to common shareholders	$186.7	$1.84	$151.6	$1.50
Adjustments:
Real estate segment	12.4	0.12	6.0	0.06
Severance costs	—	—	3.5	0.03

On-going Earnings	$199.1	$1.96	$161.1	$1.59

ARIZONA PUBLIC SERVICE COMPANY
Net Income	$197.1		$159.8
Adjustment:
Severance costs	—		3.5

On-going Earnings	$197.1		$163.3

NON-GAAP FINANCIAL INFORMATION
In this press release, we refer to “on-going earnings.” On-going earnings is a “non-GAAP financial measure,” as defined in accordance with SEC rules. We believe on-going earnings provide investors with a useful indicator of our results that is comparable among periods because it excludes the effects of unusual items that may occur on an irregular basis. Investors should note that these non-GAAP financial measures involve judgments by management, including whether an item is classified as an unusual item. We use on-going earnings, or similar concepts, to measure our performance internally in reports for management.

PINNACLE WEST 2009 THIRD QUARTER RESULTS	October 29, 2009 Page 5 of 5
FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements regarding our 2009 and 2010 earnings outlook, and neither Pinnacle West nor APS assumes any obligation to update these statements, even if our internal estimates change, unless otherwise required by applicable securities laws. These forward-looking statements are often identified by words such as “estimate,” “predict,” “may,” “believe,” “plan,” “expect,” “require,” “intend,” “assume” and similar words. Because actual results may differ materially from expectations, we caution readers not to place undue reliance on these statements. A number of factors could cause future results to differ materially from historical results, or from outcomes currently expected or sought by Pinnacle West or APS. In addition to the Risk Factors described in Item 1A of the Pinnacle West/APS Annual Report on Form 10-K for the fiscal year ended December 31, 2008, these factors include, but are not limited to:
•	regulatory and judicial decisions, developments and proceedings, including the outcome and timing of APS’ pending retail rate case;
•	our ability to achieve timely and adequate rate recovery of our costs;
•	our ability to reduce capital expenditures and other costs while maintaining reliability and customer service levels;
•	variations in demand for electricity, including those due to weather, the general economy, customer and sales growth (or decline), and the effects of energy conservation measures;
•	power plant performance and outages;
•	volatile fuel and purchased power costs;
•	fuel and water supply availability;
•	new federal legislation or regulation relating to greenhouse gas emissions, renewable energy mandates and energy efficiency standards;
•	our ability to meet renewable energy requirements and recover related costs;
•	risks inherent in the operation of nuclear facilities, including spent fuel disposal uncertainty;
•	competition in retail and wholesale power markets;
•	the duration and severity of the economic decline in Arizona and current credit, financial and real estate market conditions;
•	the cost of debt and equity capital and the ability to access capital markets when required;
•	restrictions on dividends or other burdensome provisions in our credit agreements and ACC orders;
•	our ability, or the ability of our subsidiaries, to meet debt service obligations;
•	changes to our credit ratings;
•	the investment performance of the assets of our nuclear decommissioning trust, pension, and other postretirement benefit plans and the resulting impact on future funding requirements;
•	liquidity of wholesale power markets and the use of derivative contracts in our business;
•	potential shortfalls in insurance coverage;
•	new accounting requirements or new interpretations of existing requirements;
•	transmission and distribution system conditions and operating costs;
•	the ability to meet the anticipated future need for additional baseload generation and associated transmission facilities in our region;
•	the ability of our counterparties and power plant participants to meet contractual or other obligations;
•	technological developments in the electric industry; and
•	economic and other conditions affecting the real estate and credit markets in SunCor Development Company’s market areas, which include Arizona, Idaho, New Mexico and Utah.
# # #

PINNACLE WEST CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(dollars and shares in thousands, except per share amounts)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
	2009	2008	2009	2008
Operating Revenues
Regulated electricity segment	$1,083,750	$1,040,348	$2,498,838	$2,492,627
Real estate segment	48,474	16,152	80,333	62,165
Marketing and trading	—	4,663	—	57,623
Other revenues	10,853	8,925	30,084	26,824

Total	1,143,077	1,070,088	2,609,255	2,639,239

Operating Expenses
Regulated electricity segment fuel and purchased power	381,543	419,979	920,630	1,016,918
Real estate segment operations	26,863	26,129	76,893	83,822
Real estate impairment charge	36,993	—	247,509	—
Marketing and trading fuel and purchased power	—	1,456	—	44,129
Operations and maintenance	208,769	211,332	642,545	598,055
Depreciation and amortization	102,273	98,556	302,255	291,915
Taxes other than income taxes	34,111	28,423	101,126	94,826
Other expenses	8,014	8,321	22,214	21,081

Total	798,566	794,196	2,313,172	2,150,746

Operating Income	344,511	275,892	296,083	488,493

Other
Allowance for equity funds used during construction	2,197	4,673	11,919	16,211
Other income	4,488	1,786	4,452	9,489
Other expense	(1,934)	(7,102)	(8,887)	(22,053)

Total	4,751	(643)	7,484	3,647

Interest Expense
Interest charges	60,244	51,165	174,985	157,371
Capitalized interest	(1,423)	(3,976)	(8,568)	(14,593)

Total	58,821	47,189	166,417	142,778

Income From Continuing Operations Before Income Taxes	290,441	228,060	137,150	349,362

Income Taxes	103,061	76,592	45,307	91,154

Income From Continuing Operations	187,380	151,468	91,843	258,208

Income (Loss) From Discontinued Operations
Net of Income Taxes	(1,310)	118	(8,298)	22,767

Net Income	186,070	151,586	83,545	280,975

Less: Net income (loss) attributable to noncontrolling interests	(582)	—	(14,944)	—

Net Income Attributable To Common Shareholders	$186,652	$151,586	$98,489	$280,975

Weighted-Average Common Shares Outstanding — Basic	101,223	100,750	101,107	100,642

Weighted-Average Common Shares Outstanding — Diluted	101,385	101,018	101,184	100,911

Earnings Per Weighted-Average Common Share Outstanding
Income from continuing operations attributable to common shareholders — basic	$1.86	$1.50	$1.06	$2.57
Net income attributable to common shareholders — basic	$1.84	$1.50	$0.97	$2.79
Income from continuing operations attributable to common shareholders — diluted	$1.85	$1.50	$1.06	$2.56
Net income attributable to common shareholders — diluted	$1.84	$1.50	$0.97	$2.78

Amounts Attributable To Common Shareholders
Income from continuing operations, net of tax	$187,962	$151,468	$106,787	$258,208
Discontinued operations, net of tax	(1,310)	118	(8,298)	22,767

Net income attributable to common shareholders	$186,652	$151,586	$98,489	$280,975